Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors BloomZ Inc.:

We hereby consent to the incorporation by reference in this Registration Statement of BloomZ Inc. (the “Company”) on Post-Effective Amendment NO.1 to Form F-1 of our report dated March 19, 2024, except for note 14 as to which date is June 14, 2024, with respect to the audited financial statements of the Company for the years ended  September 30, 2023 and 2022, appearing in the Company’s Annual Report on Form 20-F for the year ended September 30, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ TAAD, LLP

Diamond Bar, California

March 19, 2025